EXHIBIT 8.1

Locke Liddell & Sapp llp

Attorneys & Counselors

2200 Ross Avenue		(214) 740-8000
Suite 2200		Fax: (214) 740-8800
Dallas, Texas 75201-6776	Austin • Dallas • Houston • New Orleans	www.lockeliddell.com

November 23, 2004

Camden Property Trust
3 Greenway Plaza, Suite 1300
Houston, Texas 77046

Summit Properties Inc.
309 East Morehead Street, Suite 200
Charlotte, NC 28202

Re:	REIT Qualification of Camden Property Trust

Ladies and Gentlemen:

     This opinion letter is furnished to you in our capacity as counsel to Camden Property Trust, a Texas real estate investment trust (the “Company”). This opinion letter addresses the qualification of the Company as a real estate investment trust (“REIT”) under the Internal Revenue Code of 1986, as amended (the “Code”), and is being furnished to you in connection with the proposed merger of Summit Properties Inc., a Maryland corporation (“Summit”), with and into Camden Summit, Inc., a Delaware corporation and a wholly-owned subsidiary of the Company (“MergerCo”), pursuant to an Agreement and Plan of Merger dated as of October 4, 2004 by and among the Company, MergerCo and Summit (the “Merger”).

     For the purposes of rendering the opinions set forth in this letter, we have examined and are relying upon such documents (including all exhibits and schedules attached thereto) that we have deemed relevant or necessary, including:

     1. The declaration of trust of the Company, as amended, and bylaws of the Company, as amended; and

     2. Such other documents, records and instruments as we have deemed relevant or necessary in rendering the opinions set forth in this letter, and such opinions are conditioned upon (without any independent investigation or review thereof) the truth and accuracy, at all relevant times, of the factual representations and warranties, covenants and statements contained therein.

     We also have relied upon certain representations of the Company contained in a written officer’s certificate to counsel executed by an officer of the Company (the “REIT Certificate”) provided to us in connection with the preparation of this opinion letter regarding the manner in

Camden Property Trust
Summit Properties Inc.
November 23, 2004

which the Company, Camden Operating, L.P. (the “Operating Partnership”) and their respective subsidiaries have been and will be organized and operated, and with respect to compliance with the asset composition, source of income, shareholder diversification, distribution, and other requirements of the Code necessary to qualify as a REIT. Any difference in the actual facts from those set forth in the REIT Certificate could adversely impact our conclusions. We have neither independently investigated nor verified the representations in the REIT Certificate, and we assume that such representations are and will remain true, correct and complete and that all representations made “to the best of the knowledge and belief” of any person(s) or party(ies) or with similar qualification are and will be true, correct and complete as if made without such qualification. We further assume that the Company, the Operating Partnership and their respective subsidiaries have been and will be operated in accordance with applicable laws and the terms and conditions of their respective constitutive and other applicable documents and agreements.

     In addition to the foregoing assumptions, we have assumed (i) the genuineness of all signatures on documents we have examined, (ii) the authenticity of all documents submitted to us as originals, (iii) the conformity to the original documents of all documents submitted to us as copies, (iv) the conformity of final documents to all documents submitted to us as drafts, (v) the authority and capacity of the individual or individuals who executed any such documents on behalf of any person, (vi) the accuracy and completeness of all records made available to us, and (vii) the factual accuracy of all representations, warranties and other statements made by all parties. We have also assumed, without investigation, that all documents, certificates, warranties and covenants on which we have relied in rendering the opinions set forth below and that were given or dated earlier than the date of this letter continue to remain accurate, insofar as relevant to the opinions set forth herein, from such earlier date through and including the date of this letter.

     Our opinions are based upon the Code, the Income Tax Regulations and Procedure and Administration Regulations promulgated thereunder and existing administrative and judicial interpretations thereof, all of which are subject to change. Changes in applicable law may cause the federal income tax treatment of the Company to be materially and adversely different from that described below.

     Based upon the foregoing, and subject to the limitations set forth herein, we are of the opinion that:

1.	For each taxable year since its formation through the taxable year ended December 31, 2003, the Company has been organized and has operated in conformity with the requirements for qualification and taxation as a REIT under the Code.

Camden Property Trust
Summit Properties Inc.
November 23, 2004

2.	The Company’s current form of organization and intended method of operation will enable it to continue to meet the requirements for qualification and taxation as a REIT under the Code.

     We express no opinions other than the opinions expressly set forth above. Our opinions are not binding on the Internal Revenue Service, and the Internal Revenue Service or a court could disagree with our conclusions. Although we believe that our opinions would be sustained if challenged, there can be no assurance that this will be the case.

     We consent to the reference to our Firm under the heading “Legal Matters” in the Consent Solicitation/Prospectus included in the Registration Statement on Form S-4 filed by the Company and Summit Properties Partnership, L.P. with the Securities and Exchange Commission and the attachment of this opinion as an exhibit thereto. In giving this opinion, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission.

     This opinion is being provided to you for the purpose of complying with applicable securities laws, and may not be relied upon by any other person or for any other purpose without our prior written consent.

Very truly yours, LOCKE LIDDELL & SAPP LLP
By:	/s/ Donald A. Hammett, Jr.
Donald A. Hammett, Jr.